Exhibit 99.1

         Emclaire Financial Corp. Announces First Quarter 2005 Earnings

     EMLENTON, Pa.--(BUSINESS WIRE)--April 22, 2005--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported consolidated net income of $567,000 or $0.45 per share for the three months ended March 31, 2005. Net income for the quarterly period increased $2,000, as compared to net income of $565,000 or $0.45 per share for the quarter ended March 31, 2004.
     During the first three months of 2005, total assets increased $54,000 to $273.4 million. Loans receivable increased $4.0 million or 2.2% to $183.5 million from $179.6 million and investment securities increased $244,000 to $63.6 million from $63.4 million between year-end 2004 and March 31, 2005. Customer deposits also increased $363,000 during the period to $233.2 million at quarter end. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at March 31, 2005 of $23.2 million or 8.5% of total assets.
     Average interest-earning assets increased $10.5 million or 4.3% to $253.5 million for the three months ended March 31, 2005, compared to $243.0 million for the same period in the prior year. Average securities increased $15.4 million or 31.0% to $65.1 million for the first three months of the current year versus $49.7 million in the prior year. Security portfolio growth has been experienced as management seeks to deploy funds, generated by deposit growth that outpaces loan demand, into relatively safe marketable securities where optimal yields can be realized in the current interest rate environment. Average loans decreased $8.9 million or 4.7% to $180.8 million for the first three months of 2005 versus $189.7 million for the same period in 2004. Actual loans receivable for the quarter ended March 31, 2005 increased $4.0 million from December 31, 2004 as a result of the increased efforts of our commercial lending area. The yield on interest-earning assets decreased 6 basis points to 5.85% for the first quarter of 2005 versus 5.91% for the same quarter in 2004.
     Contributing to the Corporation's improved operating results for the quarterly period was an increase in noninterest income resulting primarily from increases in commissions earned from the financial services and gains on securities.
     Increased customer deposits funded loan and security portfolio growth as average deposits increased $14.7 million or 6.7% to $233.4 million for the three months ended March 31, 2005 versus $218.7 million for the same period in the prior year. The Corporation's cost of funds increased 8 basis points to 2.21% for the first quarter of 2005 versus 2.13% for the same quarter in 2004.
     The Corporation's asset quality remained strong as nonperforming loans were $707,000, or 0.38% of total loans, at March 31, 2005, compared to $840,000, or 0.46% of total loans, at December 31, 2004.

     Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating ten full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". Visit the Bank's website at www.farmersnb.com.

     This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


               EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                                                   Three month period
                                                     ended March 31,
                                                     2005      2004
                                                     ----      ----

  Interest income                                  $  3,544  $  3,463
  Interest expense                                    1,354     1,251
                                                   --------- ---------
    Net interest income                               2,190     2,212
  Provision for loan losses                              60        55
  Noninterest income                                    655       480
  Noninterest expense                                 2,087     1,950
                                                   --------- ---------

    Net income before provision for income taxes        698       687
  Provision for income taxes                            131       122
                                                   --------- ---------
    Net income                                     $    567  $    565
                                                   ========= =========

  Net income per share                             $   0.45  $   0.45
  Dividends per share                              $   0.25  $   0.23

  Return on annualized average assets                 0.84%     0.87%
  Return on annualized average equity                 9.54%     9.86%
  Yield on average interest-earning assets            5.85%     5.91%
  Cost of average interest-bearing liabilities        2.65%     2.52%
  Net interest margin                                 3.68%     3.84%


CONSOLIDATED FINANCIAL CONDITION DATA:

                                                 As of         As of
                                               3/31/2005    12/31/2004
                                              -----------  -----------

  Total assets                                $  273,434   $  273,380
  Cash and equivalents                             9,971       14,624
  Securities                                      63,606       63,362
  Loans, net                                     183,546      179,575
  Deposits                                       233,237      232,874
  Borrowed funds                                  15,000       15,000
  Stockholders' equity                            23,166       23,616

  Book value per share                        $    18.27   $    18.63

  Net loans to deposits                           78.70%       77.11%
  Allowance for loan losses to total loans         1.00%        1.00%
  Interest-earning assets to average assets       92.22%       92.86%
  Stockholders' equity to total assets             8.47%        8.64%
  Shares common stock outstanding              1,267,835    1,267,835


     CONTACT: Emclaire Financial Corp.
              David L. Cox or Shelly L. Rhoades, 724/867-2311